Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplement”) is effective as of February 1, 2022, by and between Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Company and the Trustee entered into that certain Indenture dated as of January 12, 2022 (the “Original Indenture”) pursuant to which the Trustee agreed to serve as trustee under the Original Indenture, as more particularly described in the Original Indenture for the consideration specified therein.

B. The Company and Trustee desire to amend the Original Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The recitals and introductory paragraphs hereof form a part of this First Supplement as if fully set forth herein.

2. Section 1.01. The Original Indenture is hereby revised by deleting the references to “Interest Accrual Period” and “Initial Interest Payment Date” and replacing the following definitions:

“Bond Service Obligation” means the amount payable by the Company in principal and interest due on the Bonds each Interest Payment Date and Maturity Date.

“Interest Payment Date” means the tenth (10th) day of each month, or if any such day is not a Business Day, the next Business Day, thereafter until the Bonds have been repaid in full or are otherwise no longer outstanding.

“Record Date” means the last day of each month.

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3.	Section 2.02. The Original Indenture is hereby revised by making the following changes to Section 2.02(a):

(a) The Bonds shall be issuable as registered Bonds and in the denominations of One Thousand U.S. Dollars ($1,000) or any integral multiple thereof. The Bonds will be issued initially in series with the sole difference between the series being their respective maturity dates, over a 3-year period starting from the date of qualification of the Regulation A Offering Statement on Form 1-A filed on September 15, 2021 (File No. 024-11723). Each series of Bonds beginning with Series A will correspond to a particular closing(s). Each series of Bonds will mature on the third anniversary of the initial issuance date of Bonds in such series (the “Maturity Date”) and will bear interest at a fixed rate of nine percent (9.0%) per annum payable in equal monthly installments on each Interest Payment Date. The Company shall have two (2) successive options to extend the Maturity Date for each series of the Bonds for an additional one-year period (each, an “Extension Period”). The Bonds may bear increased interest during an Extension Period as set forth in the Bond. ~~The Bonds shall bear interest from the date of issuance at the rate prescribed on the Bond, payable monthly in arrears on each Interest Payment Date. Interest payable shall be calculated using the Interest Accrual Period immediately preceding such Interest Payment Date.~~

4. Exhibit A. The Original Indenture is hereby revised by replacing Exhibit A to the Original Indenture with the Form of Bond attached as Exhibit A to this First Supplement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have entered into this First Supplement as of the February 1, 2022.

Company:

PHOENIX CAPITAL GROUP HOLDINGS, LLC
a Delaware limited liability company

By:
Name:	Lindsey Wilson
Its:	Manager

Trustee:

UMB Bank, N.A., as Trustee

By:
Name:
Its:

[Signature Page to First Supplemental Indenture]

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Exhibit A

Form of Bond

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